Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated April 15, 2021, relating to the financial statements of Gaming Technologies, Inc. as of December 31, 2020 and 2019 and for the years then ended which appear in Gaming Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission on April 15, 2021. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.

Los Angeles, California

November 8, 2021